Exhibit 99.1

The Home Depot Names Gerard Arpey to Its Board of Directors

ATLANTA, August 5, 2015 – The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Gerard J. Arpey to the company’s board of directors. Arpey will serve on the company’s Finance Committee and its Nominating and Corporate Governance Committee. His appointment gives the company 11 directors, 10 of whom are independent.

Arpey is the former CEO and chairman of AMR Corporation and American Airlines. His nearly 30-year career with American Airlines also included service as its President and Chief Operating Officer, senior vice president of Finance and Planning, and Chief Financial Officer. He is currently a partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, which he joined in 2012 following his retirement from AMR.

Arpey currently serves on the board of directors of S.C. Johnson & Son, Inc., a privately-held company. He is also a trustee of the American Beacon Funds and a member of The Business Council.

“I’m pleased to welcome Gerard to our board, where his extensive experience in organizational management, strategy and finance will serve our company and shareholders well,” said Craig Menear, chairman, CEO and president.

The Home Depot is the world's largest home improvement specialty retailer, with 2,270 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2014, The Home Depot had sales of $83.2 billion and earnings of $6.3 billion. The Company employs more than 370,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President, Investor Relations	Director, Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com